Exhibit 10.10

AGREEMENT BY AND BETWEEN

Riverview Community Bank

Camas, Washington

and

The Comptroller of the Currency

Riverview Community Bank, Camas, Washington ("Bank") and the Comptroller of the Currency of the United States of America ("Comptroller")1 wish to protect the interests of the depositors and other customers of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller has found unsafe or unsound banking practices relating to weak credit administration practices, credit risk management practices, and ineffective management and Board oversight of the Bank’s credit administration process.
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors ("Board"), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I
JURISDICTION
(1)           This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C. § 1818(b)(1).

1
Pursuant to Title III of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203, 124 Stat. 1376 (2010), all functions of the Office of Thrift Supervision ("OTS") related to Federal savings associations were transferred to the Office of the Comptroller of the Currency ("OCC") on July 21, 2011.  See Dodd-Frank Act, § 312(b), 12 U.S.C. § 5412.  Pursuant to § 316(a)(2)(B), of the Dodd-Frank Act, 12 U.S.C. § 414(a)(2)(B), Title III does not abate any action or proceeding commenced by or against the Director of the OTS or the OTS before July 21, 2011, except that ... for any action or proceeding arising out of a function of the OTS or the Director of the OTS transferred to the OCC or the Comptroller of the Currency by this title, the OCC or the Comptroller of the Currency shall be substituted for the OTS or the Director of the OTS, as the case may be, as a party to the action or proceeding on and after the transfer date of July 21, 2011.

(2)           This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. 1818(i)(2).
(3)           This Agreement shall be construed to be a "formal written agreement" within the meaning of 12 C.F.R. § 163.555.2  See 12 U.S.C. § 1831i.
(4)           This Agreement shall be construed to be a "written agreement" within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5)           This Agreement shall cause the Bank to not be eligible for "expedited treatment" within the meaning of 12 C.F.R. § 116.5, unless otherwise informed in writing by the Comptroller.
(6)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:
Assistant Deputy Comptroller
Seattle Field Office
101 Stewart Street, Suite 1010
Seattle, WA 98101-2419

ARTICLE II
COMPLIANCE COMMITTEE
(1)           Within fifteen (15) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C. § 37 lc(b)(1)), or a family member of any such person.  Upon appointment, the names of the members

2
Effective July 21, 2011, to facilitate the OCC's enforcement and administration of former OTS rules and to make appropriate changes to those rules to reflect OCC supervision of federal savings associations as of the transfer date, the OCC republished and re-codified in 12 C.F.R. Chapter I all OTS regulations from 12 C.F.R. Chapter V that the OCC has the authority to promulgate and enforce, with appropriate nomenclature and other technical changes.  76 Fed. Reg. 48950 (August 9, 2011).

of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
(2)           The Compliance Committee shall meet at least monthly.
(3)           Within thirty (30) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.
(4)           The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.
(5)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the requirements of this Agreement.
ARTICLE III
CAPITAL PLAN
(1)           Effective immediately, the Bank shall only declare dividends or make any other capital distributions when:
(a)	the Bank is in compliance with the Bank's Three-Year Plan as described below;

(b)	the Bank is in compliance with all applicable laws and regulations relating to the payment of dividends and capital distributions; and
(c)	the Bank has received a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.
(2)           Within ninety (90) days of this Agreement, the Board shall prepare and submit to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection, a written capital plan for the Bank covering at least the next three years (hereafter the "Bank's Three-Year Plan"), complete with specific time frames that incorporate the requirements of this Article and, at a minimum, address or include
(a)	specific plans for the maintenance of adequate capital given the risk profile of the Bank and that includes primary and secondary sources and timing to meet current and future needs;
(b)	a dividend policy that only permits the declaration of a dividend in accordance with Paragraph (1) of this Article;
(c)	projections for capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(d)	the primary source(s), especially those that are not credit sensitive, from which the Bank will strengthen its capital structure to meet the Bank's needs;
(e)	contingency plans that identify alternative methods should the primary source(s) under subparagraph (d) not be available;

(f)
a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the next three (3) years that shall address or include consideration of the requirements of this Article; and

(g)	systems to monitor the Bank's progress in meeting the plan's goals and objectives.
(3)           Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the Bank's Three-Year Plan.
ARTICLE IV
LOAN DEPARTMENT STAFFING
(1)           The Board shall ensure that the Bank has competent management and staff in place on a full-time basis to carry out the Board's policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.
(2)           By no later than March 31, 2012, the Bank shall create a credit risk management function that is independent from the loan production function of the Bank.  This shall include, at a minimum:
(a)
The identification and retention of separate individuals who have the necessary skills and ability to serve in the capacity of Chief Credit Officer ("CCO") and Chief Lending Officer ("CLO").  The Board shall ensure that these positions and their respective functions are independent from one another.

(b)
The individual appointed to the Chief Credit Officer position shall be vested with sufficient executive authority to develop and implement appropriate credit risk management policies, procedures, and systems necessary to correct the Bank's deficiencies in credit underwriting, administration, and monitoring, and reach and maintain compliance with the credit related articles of this Agreement.

(3)           Within sixty (60) days of the date of this Agreement, the Board shall complete an internal study of the current staffing of the lending areas of the Bank.  The findings and recommendations of the Board shall be set forth in a written report (the "Lending Staff Study").  At a minimum, the Lending Staff Study shall contain:
(a)
the identification of present and future management and staffing requirements of the lending areas of the Bank, including the individuals they intend to appoint to the separate positions of CCO and CLO, as required by paragraph (2) of this article;

(b)
an evaluation of the knowledge, skills, and abilities of each lending officer, including those involved in lending oversight, and a determination of whether each of these individuals possesses the experience and other qualifications required to perform present and anticipated duties of each respective position;

(c)	recommendations as to whether lending management or staffing changes should be made, including the need for additions to, or deletions from, the lending management team;

(d)	a recommended training program to address identified weaknesses in the skills and abilities of the lending management and staff;
(e)
an evaluation of current lines of authority, reporting responsibilities and delegation of duties for all lending officers and management, including identification of any overlapping duties or responsibilities; and

(f)	recommendations to correct or eliminate any other deficiencies in the supervision or organizational structure of the lending areas of the Bank.
(4)           Copies of the Lending Staff Study shall be forwarded to the Assistant Deputy Comptroller within five (5) days of completion.  The Assistant Deputy Comptroller shall retain the right to determine whether the Lending Staff Study complies with the terms of this Agreement.
(5)           Within ten (10) days following the completion of the Lending Staff Study, the Board shall implement and thereafter ensure that the Bank adheres to, any recommended management or staff changes or training programs.
ARTICLE V
CREDIT UNDERWRITING AND ADMINISTRATION
(1)           Effective as of the date of this Agreement, the Board shall ensure that all lending officers comply with all applicable laws, rules, regulations, Bank policies and procedures, safe and sound banking practices, and fiduciary duties.
(2)           Management must update the Credit Policy to require:
(a)	appropriate loan terms and amortization schedules by loan type;
(b)	appropriate curtailment and re-margining requirements;
(c)	appropriate use of interest reserves;

(d)	expectations for maintaining current collateral valuations for all collateral supporting the loan; and
(e)	Analysis of the borrower's global debt service based on a reasonable loan structure; and
(f)	a description of the Bank’s loan workout arrangement process.
(3)           Effective as of the date of this Agreement, the Bank may not grant, extend, renew, alter, or restructure any loan or other extension of credit equal to or exceeding two-hundred fifty thousand dollars ($250,000), without:
(a)	documenting the specific reason or purpose for the extension of credit;
(b)	identifying the expected source of repayment in writing;
(c)	structuring the repayment terms to coincide with the expected source of repayment;
(d)	obtaining current and satisfactory credit information, including performing and documenting analysis of credit information and a detailed cash flow analysis of all expected repayment sources;
(e)
determining and documenting whether the loan complies with the Bank's revised Loan Policy and if it does not comply, providing identification of the exception and ample justification to support waiving the policy provision;

(f)	making and documenting the determinations made regarding the customer's ability to repay the credit on the proposed repayment terms;
(g)	providing an accurate risk assessment grade and proper accrual status for each credit as further described in Article IX;

(h)	documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank's lien on it where applicable.; and
(i)	without obtaining the written approval of the Bank's Loan Committee or Board.
(5)           Within sixty (60) days of this Agreement, the Board shall take the necessary steps to obtain current and satisfactory credit information on all loans lacking such information, including those listed in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the Comptroller's Examiners at the conclusion of an examination.
(6)           Within sixty (60) days of this Agreement, the Board shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided in writing to management by the Comptroller's Examiners at the conclusion of an examination or will be obtained within sixty (60) days of the receipt of any collateral exception.
ARTICLE VI
CREDIT RISK RATINGS AND NONACCRUAL RECOGNITION
(1)           Within sixty (60) days of this Agreement, the Board shall develop, and submit to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection, a program to ensure that the risk associated with the Bank's loans and other assets is properly reflected and accounted for on the Bank's books and records and the Bank does not improperly recognize income.  The Bank's policy and its implementation shall include, at a minimum, provisions requiring that:

(a)	the Board adopts a loan grading system that is consistent with the criteria set forth in applicable regulations and regulatory guidance, including, but not limited to:
(i)	12 C.F.R. § 160.160 (Asset Classification);
(ii)	OTS' Examination Handbook, Section 260, "Classification of Assets;" or
(iii)	any applicable successor regulation or guidance as specified by the Comptroller and is applicable to federal savings banks;
(b)
the Bank's loans and other assets are graded based upon current facts and existing/reasonable (considering the loan purpose) repayment terms with a focus upon whether the primary repayment source is threatened by a well-defined weakness and whether the credit relies heavily upon secondary repayment sources, especially illiquid collateral or an unsubstantiated guarantor;

(c)
the Bank's loans and other assets are timely placed on nonaccrual by the lending officers in accordance with the instructions for the preparation of the Thrift Financial Reports and, once implemented and applicable, the instructions for Consolidated Reports of Income and Condition (also known as a "Call Report"), and the OTS' Examination Handbook, Section 260, "Classification of Assets;" or any applicable successor regulation or regulatory guidance as specified by the Comptroller and is applicable to federal savings banks;

(d)	lending officers conduct periodic, formal reviews for determining the appropriate risk rating and accrual determination;
(e)
appropriate analysis and documentation are maintained in the credit files to support the current and previous risk rating or accrual determination for all credit relationships totaling two-hundred fifty thousand dollars ($250,000) or more;

(f)	the President, Chief Credit Officer, and all lending officers receive immediate training with respect to the application of Subparagraphs (a) through (e) of this Article;
(g)
the lending officers and senior management are assigned responsibility and held accountable (to include, at a minimum, consideration in periodic performance reviews and compensation) for ensuring that the Bank's loans and other assets are appropriately and timely risk rated, charged off and/or placed on nonaccrual; and

(h)	independent, external validation of the risk rating process.
(2)           Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the program required by this Article.
ARTICLE VII
PROBLEM LOAN MANAGEMENT
(1)           Effective as of the date of this Agreement, the Board shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent

Report of Examination, by internal or external loan review, or in any list provided to management by the Comptroller's Examiners during any examination.

(2)           Within ninety (90) days of this Agreement, the Board shall prepare and submit to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection, a written program designed to reduce the Bank's criticized assets (the "Problem Assets Plan").  The Problem Assets Plan shall include or address the following matters:
(a)	aggregate reporting of criticized asset levels by type to the Board or a designated committee thereof every month;
(b)	specific plans for the reduction of criticized assets by asset type with target reductions by month; and
(c)
procedures for the monthly review and preparation of written determinations by the Board or a designated committee thereof regarding the effectiveness of the responsible officer's efforts to eliminate the weaknesses in each criticized credit relationship or Real Estate Owned ("REO") totaling two-hundred fifty thousand dollars ($250,000) or above (including any sold portion).

(3)           The Board's compliance with Paragraph (2) of this Article shall include the development of procedures for the monthly submission and review of problem asset reports for all criticized credit relationships and REO totaling two-hundred fifty thousand dollars ($250,000) or above (including any sold portion), that require, at a minimum, analysis and documentation of the following:
(a)	an identification of the expected sources of repayment;

(b)
the current appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable, as well as other necessary documentation to support the collateral valuation;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations;
(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment;
(e)	trigger dates for borrower actions or for loan officers to reassess the strategy and enact collection plans;
(f)	specific action plans and trigger dates for risk rating changes and documentation of the analysis and reasoning to support the current risk rating;
(g)
for criticized relationships of two-hundred fifty thousand dollars ($250,000) or above (including any sold portion) that were made for the purpose of constructing or developing commercial real estate, the reports shall also include:

(i)	the initial scheduled maturity date of the loan, number of extensions and/or renewals, and current maturity date;
(ii)	project development status;
(iii)	a comparison of development costs to the budgeted amount;
(iv)	a comparison of sales activity to the original sales projections;
(v)	current market conditions and activity;

(vi)	amount and source of initial interest reserve and the amount and source of any subsequent additions to the reserve;
(vii)	an assessment of the borrower's global cash flow;
(viii)	an assessment of the guarantor's ability to support the project;
(ix)	any other significant information relating to the project; and
(h)
a determination of whether the loan is impaired and the amount of the impairment, consistent with Accounting Standards Codification 310-10 (formerly known as FASB Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan).

(4)           Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the program required by this Article.
(5)           A copy of each problem asset report relating to criticized credit relationships and REO totaling two-hundred fifty thousand dollars ($250,000) or above (including any sold portion) prepared during the last month of each quarter end (e.g., March, June, September, December) along with any Board comments regarding the effectiveness of the effort to eliminate the weaknesses in each credit or to dispose of the REO, shall be submitted to the Assistant Deputy Comptroller within thirty (30) days of each calendar quarter end, with the first set of reports due by no later than April 30, 2012.
(6)           Effective as of the date of this Agreement, the Bank may not extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the Comptroller's Examiners during any examination and whose aggregate loans or other extensions equal or exceed two-hundred fifty thousand dollars ($250,000) (including any sold portion), unless each of the following conditions is met:
(a)
the Board or a designated committee thereof finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the Board or a designated committee thereof approves the credit extension and documents in writing the Bank’s rationale for the renewal.

(b)	the Board's formal plan to collect or strengthen the criticized asset will not be compromised.
ARTICLE VIII
EXTERNAL LOAN REVIEW
(1)           Within sixty (60) days of the date of this Agreement, the Board shall employ a qualified consultant to perform semi-annual asset quality reviews of the Bank's loan portfolio.  The scope of the external loan review shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in.  Such reports shall, at a minimum, include comments and conclusions regarding:
(a)	the identification, type, rating, and amount of problem loans and leases;
(b)	the identification and amount of delinquent and nonaccrual loans;
(c)	the identification/status of credit related violations of law or regulation;
(d)	loans not in conformance with the Bank's lending policies;

(e)	credit underwriting and documentation exceptions; credit analysis and documentation of such;
(g)	accuracy of internal risk ratings;
(h)	overall credit administration practices; and
(i)	completeness and effectiveness of problem loan workout plans.

(2)           Prior to the appointment or employment of any individual as loan review consultant or entering into any contract with any consultant, the Board shall submit the name and qualifications of the proposed consultant and the proposed scope and terms of employment to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.  After the OCC has advised the Bank that it does not take supervisory objection to the loan review consultant or the scope of the review, the Board shall immediately engage the loan review consultant pursuant to the proposed terms of the engagement.
(3)           The Board or a designated committee shall review the independent loan review reports and ensure that, if appropriate, immediate, adequate, and continuing remedial action, is taken upon the findings noted in the reports.
(4)           A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be maintained in the books and records of the Bank.
(5)           The Bank shall not terminate the consultant's asset quality review services without a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

ARTICLE IX
ALLOWANCE FOR LOAN AND LEASE LOSSES
(1)           Within sixty (60) days of this Agreement, the Board shall revise, adopt, implement, and thereafter ensure adherence to written policies and procedures for maintaining an appropriate Allowance for Loan and Lease Losses ("Allowance") in accordance with GAAP.
The Allowance policies and procedures shall be consistent with the guidance set forth in:
(a)	the Federal Financial Institutions Examination Council's "Interagency Policy Statement on the Allowance for Loan and Lease Losses" dated December 13, 2006 (OTS CEO Memorandum No. 250);
(b)	OTS' Examination Handbook, Section 261, "Adequacy of Valuation Allowances;"
(c)	OTS CEO Memorandum No. 304 (ALLL-Observed Thrift Practices Including Sound Practices), dated May 22, 2009; or
(d)	any applicable successor regulation and guidance as specified by the Comptroller.
(2)           The Allowance policies and procedures required under paragraph (1) of this Article shall include, at a minimum:
(a)
procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with Accounting Standards Codification 310-10 (formerly known as FASB Statement of Financial Accounting Standards No, 114, Accounting by Creditors for Impairment of a Loan);

(b)	procedures for segmenting the loan portfolio and estimating loss on groups of loans, consistent with Accounting Standards Codification 310-10 and

450-20 (formerly known as FASB Statement of Financial Accounting Standards No. 5, Accounting for Contingencies);procedures for validating the Allowance methodology; and
(c)	procedures to ensure that the estimation of credit losses considers the relevant qualitative and environmental factors, with particular focus on the following:
(i)	trends in the Bank's internal risk ratings, delinquent and nonaccrual loans;
(ii)	results of the Bank's external loan review;
(iii)	concentrations of credit in the Bank;
(iv)	present and prospective economic conditions; and
(v)	applicable experience of the Bank's lending staff.
(3)           The program shall provide for a process for summarizing and documenting, for the Board's review and approval, the amount to be reported in the Thrift Financial Reports or Call Report, as applicable, for the Allowance.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Thrift Financial Report or Call Report, as applicable, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.
ARTICLE XI
CONCENTRATIONS OF CREDIT
(1)           Within ninety (90) days of the date of this Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written asset diversification program consistent with the "Concentrations of Credit" booklet of the Comptroller's Handbook (December, 2011).  The program shall include, but not necessarily be limited to, the following:

(a)	a review of current policies, processes and procedures to control and monitor concentrations of credit;
(b)	a written analysis of all concentrations of credit that fully assesses inherent credit, liquidity, and interest rate risk;
(c)	establishment of safe and sound, formal risk limits for all concentrations of credit based on a percentage of capital; and
(d)	an action plan approved by the Board to reduce the risk of any concentration of credit deemed imprudent in the above analysis.
(2)           The Board shall ensure that future concentrations of credit are subjected to the analysis required by paragraph (1)(b), and the limits established by paragraph (1)(c), of this Article and that the analysis demonstrates that the concentration will not subject the Bank to undue credit, liquidity, or interest rate risk.
(3)           The Board shall forward a copy of the written asset diversification program, including the analysis of existing concentrations of credit, and the establishment of formal limits for all existing or future concentrations of credit, to the Assistant Deputy Comptroller for prior determination of no supervisory objection.
ARTICLE XII
CLOSING
(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or accepted, waived, or terminated in writing by the Comptroller.
(5)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.
(6)           This Agreement is intended to be, and shall be construed to be, a supervisory "written agreement entered into with the agency" as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller's exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.

/s/Cathy Doperalski	January 25, 2012
Cathy Doperalski	Date
Assistant Deputy Comptroller Seattle Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/Michael Allen	January 25, 2012
Michael Allen	Date

/s/Gary R. Douglass	January 25, 2012
Gary R. Douglass	Date

/s/Edward R. Geiger	January 25, 2012
Edward R. Geiger	Date

/s/Gerald L. Nies	January 25, 2012
Gerald L. Nies	Date

/s/Jerry C. Olson	January 25, 2012
Jerry C. Olson	Date

/s/Patrick Sheaffer	January 25, 2012
Patrick Sheaffer	Date

/s/Bess R. Wills	January 25, 2012
Bess R. Wills	Date

/s/Ronald Wysaske	January 25, 2012
Ronald Wysaske	Date